FOR IMMEDIATE RELEASE

                     Investment Properties Associates Agrees
                           In Principle to Sell Assets

New York, New York, June 24, 1997... Investment Properties Associates ("IPA") announced today that, subject to a variety of conditions, including additional due diligence by the buyer and definitive documentation, IPA has agreed in principle to sell substantially all of its interests in its office building properties in a cash transaction valued at approximately $255 million. If consummated, the proceeds of the sale transaction would be used to repay indebtedness and other obligations of IPA of approximately $70 million. The balance of the net proceeds would, after transaction expenses, be distributed approximately one-half to the general and special limited partners of IPA and approximately one-half to the holders of its participations of limited partnership interest in accordance with IPA's partnership agreement.

     A spokesman for IPA said that there could be no assurances that the conditions to the agreement in principle would be satisfied or that the sale would be consummated.

     IPA is a limited partnership that owns commercial office buildings in New York, Chicago, Texas and Newark.


Contact:

Irving  Schneider - (212)880-0151            Robert Hecht - (212)880-0276
  General Partner, IPA                          Chief Financial Officer,
  Investment Properties Associates              Investment Properties Associates

  Executive Vice President,                     Vice President, Finance
  Helmsley-Spear, Inc., Agent                   Helmsley-Spear, Inc., Agent